Exhibit 10.4

FMC CORPORATION

COMPENSATION POLICY FOR NON-EMPLOYEE DIRECTORS

(AS AMENDED AND RESTATED EFFECTIVE FEBRUARY 20, 2009)

PART I. - GENERAL PROVISIONS

1. Purpose. The purpose of the Policy is to provide a compensation program to attract and retain qualified individuals not employed by the Company or its subsidiaries or affiliates to serve on the Board and to further align the interests of those directors with those of stockholders by providing that a substantial portion of compensation will be linked directly to increases in stockholder value.

2. Definitions. Except as otherwise defined herein or in the FMC Corporation Incentive Compensation and Stock Plan, terms used herein in capitalized form will have the meanings attributed to them below:

a. “Annual Retainer” means the retainer fee established by the Board and paid to a director for services on the Board for a year.

b. A “Change in Control” of the Company will be deemed to have occurred as of the first day that any one or more of the following conditions are satisfied:

(1) the “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than 20% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”) is acquired by a “Person” as defined in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate thereof, any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company); provided, however that any acquisition from the Company or any acquisition pursuant to a transaction that complies with Subsections (i), (ii) and (iii) of Subsection (3) of this definition will not be a Change in Control under this Subsection (1); or

(2) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(3) consummation by the Company of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination: (i) more than 60% of the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (the “Parent Corporation”), is represented, directly or indirectly by Company Voting Securities outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company Voting Securities, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) except to the extent that such ownership of the Company existed prior to the Business Combination and (iii) at least a majority of the members of the Board of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(4) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

However, in no event will a Change in Control be deemed to have occurred, with respect to the Participant, if the Participant is part of a purchasing group which consummates the Change in Control transaction. The Participant will be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than 3% of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing directors).

In addition, solely for purposes of Subsection 5a. of Part III, no event or transaction will constitute a Change in Control unless that event or transaction also constitutes a “change in ownership” of the Company, a “change in effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, as those terms are used in Section 409A(a)(2)(v) of the Code and defined in regulations issued thereunder.

c. “Change in Control Price” means the higher of (i) if applicable, the price paid for the Common Stock in the transaction constituting Change in Control and (ii) the closing price per share of Common Stock as reported in the New York Stock Exchange Composite Transactions on the last trading day preceding the date of the Change in Control.

d. “Committee Chairman Fee” means the fee established by the Board and paid to a director for service as chairman of any committee of the Board.

e. “Company” means FMC Corporation.

f. “Deferral Period” means the time during which a Participant is a non-employee director of the Company.

g. “Deferred Amount” means, with respect to each Participant, an annual amount equal to $25,000 plus such amount as the Participant elects to defer in accordance with Section 1 of Part II of the Policy.

h. “Meeting Fees” means the fees, established by the Board, paid to a director for attending a meeting of the Board or a committee of the Board, including extraordinary or special Board and/or committee meetings.

i. “Participant” or “Participants” means all members of the Board who are not employees of the Company or any of its subsidiaries or affiliates.

j. “Policy” means the FMC Corporation Compensation Policy for Non-Employee Directors, as amended and restated effective on February 20, 2008, as may be further amended from time to time.

k. “Restricted Stock Unit” means a right to receive on a specified date one share of Common Stock or the Fair Market Value thereof.

l. “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

m. “Separation Date” means the date a Participant’s service on the Board terminates for any reason; provided, however, that solely for purposes of Section 5 of Part III, “Separation Date” will mean a “Separation from Service” as that term is used in Section 409A(a)(2)(i) of the Code and defined in regulations issued thereunder.

3. Effective Date. This Policy is an amendment and restatement of the FMC Compensation Plan for Non-Employee Directors, effective as of February 20, 2009.

PART II. - COMPENSATION

1. Annual Retainer. Each Participant will be entitled to receive an Annual Retainer in such amount as will be determined from time to time by the Board. Until changed by resolution of the Board, the Annual Retainer will be $70,000 (for grants prior to May 1, 2009, $42,000), $25,000 of which will be paid in the form of Restricted Stock Units as set forth in Section 1 of Part III and, except as otherwise provided below, the remainder of which will be paid in cash in quarterly installments at the end of each calendar year quarter.

a. Not less than 60 days prior to the close of any calendar year, a Participant may elect that any portion of the Annual Retainer otherwise payable in cash in the following calendar year instead be paid in the form of Restricted Stock Units, as set forth in Section 1 of Part III, by providing written notice of such election to the Company. Any such election will be effective on the first day of the next calendar year beginning after the date of such election.

b. Notwithstanding Subsection a, above, a Participant who is a newly elected or appointed to the Board may elect, by written notice to the Company within 30 days after joining the Board, to receive in the form of Restricted Stock Units (as set forth in Section 1 of Part III) that portion of the Annual Retainer (i) that is payable with respect to the remainder of the first calendar year of his or her service, and (ii) that is otherwise payable in cash.

c. If and to the extent the Company, in its sole discretion, determines that the approval by the Board of an election made under this Section 1 is necessary to assure that such election conforms with Rule 16b-3, the effectiveness of such election will be deferred until such later date, if any, as such approval has been obtained.

d. Meeting Fees. Each Participant will be entitled to receive a Meeting Fee, in such amount as will be determined from time to time by the Board, for attending each meeting of the Board or a committee of the Board, including extraordinary and/or special Board and committee meetings. Until changed by resolution of the Board, (i) the Meeting Fee will be $1,500 per committee meeting, payable in cash at the end of each calendar quarter, and (ii) no Meeting Fees will be paid to Participants with respect to meetings of the Board. (For Board meetings occurring prior to May 1, 2009, the Meeting Fee will be $1,500 per meeting, payable in cash at the end of each calendar quarter.)

2. Committee Chairman Fees. Each Participant who serves as chairman of a committee of the Board will be entitled to receive a Committee Chairman Fee in such amount as will be determined from time to time by the Board, for the tenure of such service. Until changed by resolution of the Board, the Committee Chairman Fee will be paid in cash at an annualized rate of $8,000 ($10,000 for the Chairman of the Compensation Committee and $12,500 for the Chairman of the Audit Committee) in equal installments at the end of each calendar quarter. (For periods prior to May 1, 2009, the Committee Chairman Fee will be paid in cash at an annualized rate of $7,000 ($9,000 for the Chairman of the Compensation Committee and $10,000 for the Chairman of the Audit Committee) in equal installments at the end of each calendar quarter.)

3. Audit Committee Fee. Each Participant who serves as a member of the Audit Committee of the Board will be entitled to receive additional fees in respect of such service in such amount as will be determined from time to time by the Board (other than the Chairman of the Audit Committee, who will instead be entitled to the Committee Chairman Fee described in Section 2, above). Until changed by resolution of the Board, this additional Audit Committee fee will be paid in cash at an annualized rate of $5,000 in equal installments at the end of each calendar quarter.

PART III.- STOCK COMPENSATION

1. Retainer Grant.

a. Grant Size. Effective upon completion of each annual meeting of the Company’s stockholders, each Participant will receive a number of Restricted Stock Units determined by dividing $25,000, plus the portion of the Participant’s Annual Retainer(s) otherwise payable in cash in that calendar year that the Participant elected to defer in accordance with Section 1 of Part II, by the Fair Market Value on the date of such annual meeting. Restricted Stock Units granted under this Section 2 are hereinafter referred to as “Retainer Units.”

b. Divestiture. If the Participant’s service to the Company ceases prior to a Change in Control for any reason other than his or her death or Disability, the Participant will cease automatically to have any further rights with a fraction of the Retainer Units subject to his or her most recent grant of Retainer Units (including any additional Retainer Units credited under that grant pursuant to Section 1(c), below), which fraction will be (i) the number of days then remaining until the first anniversary of the date of grant for that award, divided by (B) 365.

c. Dividend Equivalent Rights. If a cash dividend or distribution is paid with respect to outstanding shares of Common Stock, then effective as of the dividend or distribution payment date, each grant of Retainer Units then outstanding will increased by a number of additional Retainer Units determined by dividing (a) the total dividend or distribution that would then be payable with respect to a number of shares of Common Stock equal to the number of Retainer Units subject to that grant on the dividend or distribution record date (including any additional Retainer Units previously credited pursuant to this Section 1(c)), divided by (b) the Fair Market Value on the dividend or distribution record date.

2. Annual Grant.

a. Grant Size. Effective upon completion of each annual meeting of the Company’s stockholders, each Participant will be granted a number of Restricted Stock Units determined by dividing $70,000 (for grants prior to May 1, 2009, $60,000) by the Fair Market Value on the date of such annual meeting. Restricted Stock Units granted under this Section 2 are hereinafter referred to as “Annual Units.”

b. Vesting. Restricted Stock Units granted under this Section 2 will vest on the earlier of (i) the date of the next annual stockholders’ meeting, or (ii) the time immediately prior to (but contingent upon the occurrence of) a Change in Control, provided in each case that the Participant has remained in service to the Company through the applicable time. However, if a Participant dies while serving as a director of the Company, a portion of his or her otherwise unvested Restricted Stock Units granted under this Section 2 will vest and become payable in a proportionate amount, based on the portion of the vesting period that transpires prior to his or her death. Any of a Participant’s Restricted Stock Units that have not vested on or prior to his or her Separation Date will then be forfeited and all rights of the Participant to or with respect to such Restricted Stock Units will then terminate.

c. Dividend Equivalent Rights. If a cash dividend or distribution is paid with respect to outstanding shares of Common Stock, a Participant holding vested Annual Units will be credited, effective as of the dividend or distribution payment date, with an additional number of vested Annual Units determined by dividing (a) the total dividend or distribution that would then be payable with respect to a number of shares of Common Stock equal to the number of vested Annual Units held by the Participant on the dividend or distribution record date (including any additional vested Annual Units previously credited pursuant to this Section 2(c)), divided by (b) the Fair Market Value on the dividend or distribution record date.

3. [Reserved]

4. Fractional Units. All Restricted Stock Units, as well as Dividend Equivalent Rights on the foregoing, credited on or after August 17, 2007 will be credited in whole units, with any fractional unit being rounded up to the nearest whole number. Further, with respect to Participants as of August 17, 2007 with accounts containing previously credited Restricted Stock Units (including Restricted Stock Units attributable to previously credited Dividend Equivalent Rights), each such previously credited amount shall be separately rounded up to the nearest whole number of units.

5. Form and Time of Payment.

a. Payments with respect to vested Restricted Stock Units will be made upon the earlier of (i) the Participant’s Separation Date, (ii) the time immediately prior to (but contingent upon the occurrence of) a Change in Control, or (iii) such other date elected by the Participant in a form and manner specified by the Company.

b. Payments made upon the occurrence of a Separation Date or a specified date elected by the Participant will be made in shares of Common Stock.

c. Payments made in connection with a Change in Control will be made in a single lump sum cash payment. For purposes of the preceding sentence, the amount of cash delivered in payment for Restricted Stock Units will equal the Change in Control Price multiplied by the number of Restricted Stock Units with respect to which such cash payment is being made.

6. Rights. Except to the extent otherwise set forth herein, Participants will not have any of the rights of a stockholder with respect to Restricted Stock Units.

7. Payments of Stock Upon Death. In the event of a Participant’s death, payments with respect to any vested Restricted Stock Units will be made in Common Stock to the beneficiary designated by the Participant or, in the absence of a duly executed and filed beneficiary designation form, to the person(s) legally entitled thereto, as designated under his or her will or determined under the laws of intestacy for the jurisdiction of his or her domicile.

8. Non-Qualified Stock Options.

a. Grant of Options. The Board retains the right to grant Options to Participants in its sole discretion. All such Options will be subject to the terms set forth in this Section and will be non-statutory options not entitled to special tax treatment under Section 422 of the Code.

b. Option Exercise Price. The per share price to be paid by each Participant at the time an Option is exercised will be 100% of the Fair Market Value on the date of the grant of the Option.

c. Term of Option. Subject to Subsection d., each Option will expire on the earlier of the (i) 10th anniversary of the date of grant or (ii) 5th anniversary of the Participant’s Separation Date.

d. Exercise and Vesting of Option. Each Option will vest on the earlier of (i) the date of the annual stockholder’s meeting next following the date of grant, or (ii) the time immediately prior to (but contingent upon the occurrence of) a Change in Control, provided in each case that the Participant has remained in service to the Company through the applicable time. If a Participant dies while serving as a director of the Company, any unvested Option held by him or her will vest and become exercisable in a proportionate amount, based on the full months of service completed during the vesting period of the Option from the date of grant to the date of death. Any vested Option held by a Participant at the time of his or her death (determined after application of the preceding sentence) may be exercised during the remainder of its term by the beneficiary designated by the Participant, or in the absence of a duly executed and filed beneficiary designation form, by the person(s) designated in the Participant’s will or determined under the laws of intestacy for the jurisdiction of his or her domicile. Any of a Participant’s Options that have not vested on or prior to his or her Separation Date will then be forfeited and all rights of the Participant to or with respect to such Options will then terminate.

PART IV. - ADDITIONAL PROVISIONS

1. Administration. The Board administers the Policy. The Board has full power to interpret the Policy, formulate additional details and regulations for carrying out the Policy and amend or terminate the Policy as from time to time it deems proper and in the best interest of the Company. Any decision or interpretation of the Board is final and conclusive.

2. Statement of Account. Each Participant will receive an annual statement showing the number and status of and essential terms applicable to Options and Restricted Stock Units that have been awarded to the Participant.

3. Unsegregated Funds. The Company will not segregate any funds or securities during the Deferral Period and service as a non-employee Director of the Company is the Participant’s acknowledgment and agreement that any interests of the Participant remain a part of the Company’s general funds and are subject to the claims of the Company’s general creditors during the Deferral Period. Nothing in this Policy will be construed as creating any trust, express or implied, for the benefit of any Participant.

4. Awards Issued Pursuant to the Policy. Equity based awards described herein will be issued under the FMC Corporation Incentive Compensation and Stock Plan or such other plan designated by the Board from time to time.

5. Payment of Certain Costs of the Participant. If a dispute arises regarding the interpretation or enforcement of this Policy and the Participant (or in the event of his or her death, his beneficiary) obtains a final judgment in his or her favor from a court of competent jurisdiction from which no appeal may be taken, whether because the time to do so has expired or otherwise, or his or her claim is settled by the Company prior to the rendering of such a judgment, all reasonable legal and other professional fees and expenses incurred by the Participant in contesting or disputing any such claim or in seeking to obtain or enforce any right or benefit provided for in this Policy or in otherwise pursuing his or her claim will be promptly paid by the Company with interest thereon at the highest Delaware statutory rate for interest on judgments against private parties from the date of payment thereof by the Participant to the date of reimbursement by the Company.

6. Reservation of Rights. Nothing in this Policy will be construed to (a) give any Participant any right to defer compensation received for services as a director of the Company other than as expressly authorized and permitted in this Policy or in any other plan or arrangement approved by the Board, (b) create any obligation on the part of the Board to nominate any Participant for reelection by the Company’s stockholders or (c) limit in any way the right of the Board to remove a Participant as a director of the Company.

7. Amendment or Termination. The Board may, at any time by resolution, terminate or amend this Policy provided that no such termination or amendment will adversely affect the rights of Participants or beneficiaries of Participants, including rights with respect to cash, Options or Restricted Stock Units granted prior to such termination or amendment, without the consent of the Participant or, if applicable, the Participant’s beneficiaries.

8. Withholding. The Company will have the right to deduct or withhold from all payments of compensation any taxes required by law to be withheld with respect to such payments.

9. Change in Law. If, for any reason, the anticipated benefits of the deferral of any Deferred Amount pursuant to this Policy or any provision hereof are frustrated by reason of any interpretation of or change in law, policy or regulation, the Board may, in its discretion, terminate the deferral arrangement or delete or suspend the operation of such provision.

10. Directors Elected Between Annual Stockholders’ Meetings. Unless otherwise determined by the Board, the compensation hereunder (excluding Meeting Fees) of an individual who becomes a Participant as a result of his or her election to the Board other than at an annual meeting of the Company’s stockholders will be pro-rated for the period of service commencing with his or her initial election and ending on the next annual stockholders’ meeting.

11. Section 409A. This Policy and any compensation granted hereunder is intended to comply with, or be exempt from, the provisions of Section 409A of the Code. In accordance with Section 409A of the Code, on or before December 31, 2008 Participants shall be entitled to make certain one-time elections with respect to the payment timing of any vested Restricted Stock Units held by such Participants. Any such election shall override any conflicting provision in this Policy or any agreement entered into between the Participant and the Company with respect to such Restricted Stock Units.